Exhibit 99.1

                 Digirad Reports First Quarter Profit

    Net Income is $74,000 Versus Net Loss of $2.8 Million Last Year

          Gross Margin Increased to 31% From 23.2% Last Year

         Operating Expenses Decreased 23.9% Versus Prior Year

                    Management Raises 2007 Guidance


    POWAY, Calif.--(BUSINESS WIRE)--May 7, 2007--Digirad Corporation (NASDAQ:DRAD), a leading provider of cardiovascular imaging services and solid-state nuclear medicine imaging products to physician offices, hospitals and imaging centers, today announced net income of $74,000 for the first quarter of 2007 compared to a net loss of $2.8 million for the first quarter of 2006.

    "Gross margin for this year's first quarter increased in both the Company's DIS and product businesses and operating expenses declined versus the prior year, extending the positive trends established during 2006. We are pleased with these gains and believe further improvements are achievable," said Chief Executive Officer Mark Casner.

    "Contributing to our optimism is our recent acquisition of Ultrascan, Inc., a leading provider of mobile ultrasound and nuclear medicine services primarily in Georgia. Ultrasound is a natural complement to the cardiac nuclear imaging services we offer in our DIS business. We believe this transaction is a significant step forward in our commitment to diversifying our mobile service offerings and creating new opportunities for future growth. We expect Ultrascan to make a positive contribution to DIS' financial performance beginning this year."

    First Quarter Results

    For the three months ended March 31, 2007, consolidated revenues decreased 7.5% to $17.5 million compared to $19.0 million for the first quarter of 2006.

    DIS revenue for this year's first quarter was $12.2 million, which included no revenue from stress agents. This compares to DIS revenue for the first quarter of 2006 of $13.2 million, which included stress agent revenue of $1.1 million.

    Digirad upgraded eight additional units in its 82-unit DIS fleet to the Company's most advanced Cardius(R)-3 XPO mobile cameras during the first quarter, and now has 27 multi-head mobile cameras operating in its mobile imaging service business. "In addition to providing a more comfortable experience for the patient and excellent image quality for the physician-user, we have long believed that the more rapid throughput and enhanced reliability of our XPO platform will help us improve employee retention and reduce labor costs. We are beginning to see evidence that this program can deliver the cost benefits we anticipated," Casner said.

    Product segment revenue, which includes gamma camera sales and maintenance revenue, decreased 6.9% to $5.3 million for the first quarter of 2007 compared to $5.7 million for the first quarter of 2006, the result of a change in the mix of cameras sold and a decrease in average selling prices. Digirad sold 19 cameras in this year's first quarter compared to 18 in the first quarter of 2006.

    Consolidated gross profit for the three months ended March 31, 2007 increased 23.9% to $5.4 million, or 31.0% of revenues, from $4.4 million, or 23.2% of revenues, for the first quarter of 2006.

    DIS gross margin increased to 26.7% of revenue for this year's first quarter compared to 21.1% for the first quarter of 2006. "The positive effect of cost-reduction efforts in our imaging services business is evident in this year's first quarter results," Casner said.

    Product segment gross margin improved to 40.9% for the first quarter of 2007 compared to 28.0% for last year's first quarter. "We attribute the increase in gross margin versus the prior year period to our cost reduction and outsourcing initiatives, and saw this improvement despite continued pressure on average selling prices in what remains a difficult market environment," Casner noted.

    Operating expenses declined 23.9% to $5.9 million for the first quarter of 2007 compared to $7.7 million for the first quarter of 2006. "Cost control remains one of our highest priorities," Casner said.

    Net income for the first quarter of 2007 was $74,000, or $0.00 per share, which included stock-based compensation expense of $274,000. This compares to a net loss of $2.8 million, or $0.15 per share, for the first quarter of 2006, which included stock-based compensation expense of $471,000.

    Cash and equivalents and securities available for sale at March 31, 2007 were $39.8 million compared to $44.3 million at December 31, 2006. Net receivables were $8.8 million at March 31, 2007 compared to $7.5 million at December 31, 2006. Net inventories were $6.8 million at March 31, 2007 compared to $5.9 million at December 31, 2006.

    Management Increases 2007 Guidance

    Reflecting the results for the first quarter and the acquisition of Ultrascan, Digirad currently anticipates consolidated revenues for 2007 in the range of $77 million to $80 million, consisting of DIS revenue between $54 million and $56 million and product revenue between $23 million and $24 million; and a bottom line ranging from a consolidated net loss of $500,000 to $2.5 million, including estimated stock-based compensation expense of $1.1 million. Digirad anticipates no stress agent revenue for 2007 versus stress agent revenue of $2.0 million for 2006.

    Conference Call

    Digirad has scheduled a conference call at 11:00 a.m. ET today. A simultaneous web cast of the call may be accessed from the Events and Presentations link on the Investor Relations page of www.digirad.com. A replay will be available for one year at this same Internet address. A telephone replay will be available for 48 hours after the call by dialing (800) 642-1687, reservation #2037699.

    About Digirad

    Digirad Corporation develops, manufactures and markets solid-state, digital gamma cameras to hospitals, imaging centers and physician offices. Digirad offers a comprehensive line of solid-state nuclear gamma cameras that produce high-quality images for use in the detection of many medical conditions, including cardiovascular disease. Digirad's cameras are unique as their lightweight and compact design allows them to fit easily into small office spaces. Digirad's wholly owned subsidiary, Digirad Imaging Solutions (DIS), offers a comprehensive mobile imaging leasing and services program for physicians who wish to perform in-office nuclear cardiology and ultrasound procedures without purchasing the equipment. For more information, please visit www.digirad.com. Digirad(R), Digirad Imaging Solutions(R), and Cardius(R) are registered trademarks of Digirad Corporation.

    Forward-Looking Statements

    Digirad cautions that statements included in this press release that are not a description of historical facts are forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts and use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning in connection with a discussion of future operating or financial performance or events. Examples of such statements include the statements regarding our expectations of gross margin improvements and declining operating expenses in both DIS and the product business; our belief that the Utlrascan acquisition is complementary to and will make a positive contribution to the financial results of our DIS business and provides opportunities for diversification and the creation of future growth; our expectations of improved performance, employee retention and lower costs from our upgrade of the DIS fleet to the mobile version of the Cardius 3 XPO system; our expectations of achieving reduced operating costs as a result of cost cutting measures; and, in general, our anticipated financial results for 2007. The inclusion of these and other forward-looking statements should not be regarded as a representation by Digirad that any of its plans will be achieved. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in Digirad's business including, without limitation: the degree to which personnel changes and related disruptions in our business activities may affect Digirad's products, customers, work force, suppliers, and our overall business prospects and operations; the degree to which Digirad's camera systems and related services will be accepted by physicians and hospitals some of whom may experience reliability issues or technical problems; the ability of Digirad effectively to market, sell and distribute its medical devices, and related services given its limited capabilities in these areas; Digirad's ability to manage risks relating to product liability, warranty claims, recalls, property damage and personal injury with respect to its imaging systems; and other risks detailed in Digirad's Securities and Exchange Commission filings, including its Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Given these uncertainties, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Digirad undertakes no obligation to revise or update this press release including the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.



                         Digirad Corporation
           Condensed Consolidated Statements of Operations
               (In thousands, except per share amounts)


                                                 Three Months Ended
                                                      March 31,
                                               -----------------------
                                                  2007        2006
                                               ----------- -----------
                                               (unaudited)
Revenues:
    DIS                                        $   12,197  $   13,217
    Product                                         5,341       5,738
                                               ----------- -----------

Total revenues                                     17,538      18,955

Cost of revenues:
    DIS                                             8,938      10,432
    Product                                         3,158       4,130
                                               ----------- -----------

Total cost or revenues                             12,096      14,562
                                               ----------- -----------

Gross profit                                        5,442       4,393

Operating expenses:
    Research and development                          782       1,096
    Sales and marketing                             2,098       2,459
    General and administrative                      2,978       4,138
                                               ----------- -----------

Total operating expenses                            5,858       7,693
                                               ----------- -----------

Loss from operations                                 (416)     (3,300)

Interest and other, net                               490         496
                                               ----------- -----------

Net income (loss)                              $       74  $   (2,804)
                                               =========== ===========

Net income (loss) per share:
    Basic and diluted                          $     0.00  $    (0.15)
                                               =========== ===========

Weighted average shares outstanding:
    Basic                                          18,815      18,710
                                               =========== ===========
    Diluted                                        19,200      18,710
                                               =========== ===========

Stock-based compensation expense is included in
 the above as follows:
    Cost of DIS revenue                        $       25  $       20
    Cost of Product revenue                            26          18
    Research and development                           23          42
    Sales and marketing                                50          75
    General and administrative                        150         316




                         Digirad Corporation
               Condensed Consolidated Balance Sheets(1)
                            (in thousands)


                                              March 31,   December 31,
                                                2007         2006
                                             ------------ ------------
                                             (unaudited)
Assets

  Cash and cash equivalents                  $     9,711  $    10,070
  Securities available-for-sale                   30,054       34,256
  Accounts receivable, net                         8,836        7,534
  Inventories, net                                 6,801        5,860
  Other current assets                             1,505        1,499
                                             ------------ ------------

Total current assets                              56,907       59,219

Property and equipment, net                       10,689        9,570
Intangibles, net                                     422          428
Restricted cash                                       60           60
                                             ------------ ------------

Total assets                                 $    68,078  $    69,277
                                             ============ ============


Liabilities and stockholders' equity

  Accounts payable                           $     2,029  $     2,643
  Accrued compensation                             2,497        3,650
  Accrued warranty                                   993          788
  Other accrued liabilities                        3,351        3,306
  Deferred revenue                                 2,721        2,775
  Current portion of long-term debt                  294          269
                                             ------------ ------------

Total current liabilities                         11,885       13,431

Long-term debt, net of current portion                41           99
Deferred rent                                        285          302

Total stockholders' equity                        55,867       55,445
                                             ------------ ------------

Total liabilities and stockholders' equity   $    68,078  $    69,277
                                             ============ ============

(1) The condensed consolidated balance sheet as of December 31, 2006 has been derived from the audited financial statements as of that date.


    CONTACT: Digirad Corporation
             Todd Clyde, CFO, 858-726-1600
             ir@digirad.com
             or
             Neil Berkman Associates
             Investor Contact: 310-826-5051
             info@BerkmanAssociates.com